UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF KANSAS
(KANSAS CITY DIVISION)

In Re:	)	**In Proceedings Under Chapter 11**
	)	
CRESCENT OIL COMPANY, INC., et al.,	)	**Case Nos. 09-20258**
	)	**09-20259**
Debtors.	)	**09-20260**
	)	**09-20261**
	)	**09-20262**

EMERGENCY MOTION TO APPROVE STIPULATION AND INTERIM ORDER (I) AUTHORIZING SECURED POST-PETITION FINANCING ON A SUPERPRIORITY BASIS PURSUANT TO 11 U.S.C. § 364, (II) AUTHORIZING USE OF CASH COLLATERAL PURSUANT TO 11 U.S.C. §§ 363 AND 364, (III) GRANTING ADEQUATE PROTECTION PURSUANT TO 11 U.S.C. §§ 363 AND 364, AND (IV) SCHEDULING A FINAL HEARING PURSUANT TO BANKRUPTCY RULE 4001(C)

Debtors Crescent Oil Company, Inc., Crescent Fuels, Inc., Crescent Stores Corporation, Crescent Business Development Corporation and Crescent Realty, Inc. (collectively, "Debtors" or "Borrowers"), by and through their undersigned attorneys, hereby submit for the Court's approval their Emergency Motion to Approve Stipulation and Interim Order (I) Authorizing Secured Post-Petition Financing on a Superpriority Basis Pursuant to 11 U.S.C. §364, (II) Authorizing Use of Cash Collateral Pursuant to 11 U.S.C. §§363 and 364, (III) Granting Adequate Protection Pursuant to 11 U.S.C. §§363 and 364, and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(C) (the "Motion"). In further support of this Motion, Debtors state as follows:

CONCISE STATEMENT OF MATERIAL PROVISIONS PURSUANT TO BANKRUPTCY RULE 4001(b)(1)(B) AND (c)(1)(B)

1. The party with the senior interest in Cash Collateral[1] of Debtors is M&I Marshall & Ilsley Bank (the "Lender"), which entered into that certain Loan and Security Agreement dated May

[1] Capitalized terms not otherwise defined herein have the meaning ascribed in the Interim Order.

18, 2005, and as further documented, recorded and evidenced by various other agreements, instruments, financing statements and documents, all as may have been amended, modified or restated from time to time (collectively, the "Lender Pre-Petition Agreements"),[2] pursuant to which the Lender made certain loans and other extensions of credit available to Debtors. As of the first Filing Date, Debtors owed Lender $37,140,376.31 inclusive of a $2,000,000 undrawn letter of credit.

2. The Lender has agreed, at the request of Debtors, to the entry of the Stipulation and Interim Order (I) Authorizing Secured Post-Petition Financing on a Superpriority Basis Pursuant to 11 U.S.C. §364, (II) Authorizing Use of Cash Collateral Pursuant to 11 U.S.C. §§363 and 364, (III) Granting Adequate Protection Pursuant to 11 U.S.C. §§363 and 364, and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(C) (the "Interim Order"), attached as Exhibit A, to allow Debtors to use Cash Collateral and to extend post-petition financing for Debtors to continue their operations, meet payroll, purchase fuel and other inventory, pay taxes, and to make other necessary business expenditures, administer and preserve the value of their estates, and to avoid immediate and irreparable harm. Further, Debtors have commenced these proceedings to consummate the sale of their businesses and assets as a going concern. In order to accomplish the sale for the benefit of their creditors, Debtors have an immediate need for the financing set forth in this Interim Order. In the absence of the post-petition financing and the use of Cash Collateral, the sale of Debtors' businesses would not be possible and its assets would be liquidated at far less than the going concern value of the businesses.

3. Debtors are seeking, and Lender has agreed (pursuant to the terms of the Interim Order) to provide post-petition financing pursuant to an advance formula (Paragraph 17), and subject to the limitations of a budget (Paragraph 25), in a maximum principal sum of $3,300,000, plus an

[2] All capitalized terms not otherwise defined in the Interim Order shall have the meaning given such terms in the Lender Pre-Petition Agreements.

amount to be determined to be provided (but not more than $1 million) as credit support to a principal supplier of the Debtors, ConocoPhillips. The post-petition variable interest rate shall be LIBOR plus 600 basis points, which would currently compute to a rate of approximately eight percent (8%). (Paragraph 17(e)) Interest will be paid on the post-petition financing on the first day of each month in arrears (Paragraph 17(f)). The Termination Date for the post-petition financing is April 15, 2009 (Paragraph 17(h)).

4. In the absence of an Event of Default (Paragraph 30) and prior to the Termination Date (Paragraph 17(h)), Debtors will be authorized to use Cash Collateral as limited by the Budget (Paragraph 25) pursuant to Paragraph 21 of the Interim Order.

5. Debtors are requesting the use of Cash Collateral and post-petition financing on an interim basis until the final hearing to avoid immediate and irreparable harm to the estates in an amount not to exceed the amounts in the Budget, with variances allowed by the Interim Order or consented to by M&I.

6. The following chart[3] lists the material provisions and their location in the proposed Interim Order:

Provision	Location and Nature
(1) Events of Default	**Pages 25-26, ¶ 30.** Paragraph 30 includes events of default under the Lender Pre-Petition Agreements. **Pages 16-17, ¶17(h).** The post-petition financing can terminate prior to April 15, 2009 upon the occurrence of certain listed events.
(2) Provisions granting a priority or a lien on property of the estate under 11 U.S.C. § 364(c) or (d) or providing adequate protection or priority for a claim that arose before the commencement of the case, including the grant of a lien on property of the estate to secure the claim, or the use of property of the estate or credit obtained under § 364 to make cash payments on account of the claim.	**Page 17, ¶18** – Superpriority Claim on the post-petition financing with priority over all administrative expenses except the Carve-Out. **Pages 17-19, ¶ 19** – First priority, perfected lien upon all pre-petition collateral and post-petition assets to secured post-petition financing. **Pages 19-20, ¶21** – First priority, perfected replacement lien upon all pre-petition collateral and post-petition assets for diminution in

[3] The chart is meant as a summary only and parties should refer directly to the Interim Order for complete details with respect to the relief provided therein. The agreed proposed Interim Order is attached as Exhibit A to the Motion. The Budget is attached as Exhibit A to the Interim Order.

	the value of Cash Collateral. **Page 20, ¶21(ii)** – Superpriority Claim for the diminution in cash collateral with priority over all administrative expenses except the Carve-Out and superpriority claim on the post-petition financing.
(3) Provisions that prime any properly perfected lien without that lienholder's consent.	Not applicable.
(4) Provisions that grant cross-collateralization protection to the Lender (i.e., clauses that secure prepetition debt with categories of collateral that were not covered by the Lender's lien pre-petition) other than liens granted solely as adequate protection against diminution in value of the Lender's Pre-Petition Collateral.	Not applicable.
(5) Provisions regarding the validity, enforceability, priority, or amount of a pre-petition claim, or of any lien securing the pre-petition claim.	**Page 5, ¶4** – Loan balance on Filing Date was $37,140,376.31 including a $2 million undrawn letter of credit. **Pages 3-6, ¶¶3-6** – Acknowledgment of documents and pre-petition liens.
(6) Provisions regarding a waiver or modification of the applicability of nonbankruptcy law relating to the perfection of a lien on property of the estate, or on the foreclosure or other enforcement of the lien.	**Pages 20-21, ¶23 –** Liens and replacement liens granted pursuant to Interim Order are deemed valid and duly perfected and Lender is not required to file or serve financing statements, notices of lien, or similar instruments.
(7) Provisions that relate to a sale of substantially all of the Debtors' assets	**Pages 28-29, ¶34** – Debtors must meet certain 363 Sale Benchmark dates.
(8) Provisions for the payment of professional fees of the Debtors or any committee, including any carve-outs for such payments.	**Page 19, ¶20** – The Carve-Out applies to 28 U.S.C. §1930 fees of the U.S. Trustee and any fees payable to the Court.
(9) Provisions for the payment of pre-petition debt.	**Pages 21-22, ¶24(d),(e).**
(10) Provisions regarding a waiver or modification of Bankruptcy Code provisions or applicable rules relating to the automatic stay, including provisions that establish procedures or conditions with respect to the same.	**Page 27, ¶31** – The automatic stay is modified and vacated as to Lender to enforce its rights after the Termination Date or an Event of Default and three days' notice. **Page 20, ¶17** – Upon the occurrence of a Default or Event Default, the automatic stay is deemed modified to allow Lender to take some action against Debtors upon three (3) days written notice. **Page 26, ¶27** – Debtor is not prejudiced from seeking relief from automatic stay.
(11) Provisions containing a waiver or modification of any entity's authority or right to file a plan or seek an extension of time in which the debtor has the exclusive right to file a plan or solicit acceptances of a plan during the time periods specified in 11 U.S.C. § 1121.	Not applicable.
(12) Provisions that require or prohibit specific terms in the debtor's plan or that establish that proposing a plan inconsistent with the Interim Order constitutes a default.	**Page 16, ¶17(h)** – Confirmation of a plan of reorganization causes a Termination Date. **Page 26, ¶30 –** Confirmation of a plan of reorganization is an Event of Default.
(13) Provisions regarding the establishment of deadlines for filing a plan of reorganization, for approval of a disclosure statement, for a hearing on	Not applicable.

confirmation, or for entry of a confirmation order.	
(14) Provisions containing a waiver or modification of any entity's authority or right to request the use of cash collateral under § 363(c), or request authority to obtain credit under § 364.	**Page 25, ¶29** – Debtors reserve right to seek use of cash collateral under §363 but cannot force use under Interim Order unless the Court finds no default occurred.
(15) Provisions that address the rights and obligations of guarantors or co-obligors.	**Pages 30-31, ¶38** – Lender's obligations under the Interim Order conditioned upon Philip L. Near and Titan Global Holdings, Inc.'s reaffirmation of their guarantees.
(16) Provisions that obligate the debtor to pay any of Lender's professional fees.	**Pages 27-28, ¶32** – Debtors pay certain fees and expenses of Lender. **Page 21, ¶24(a)** – Payments applied first to Lender's fees and expenses.
(17) Provisions that purport to bind a subsequent trustee.	**Page 30, ¶37** – Interim Order survives appointment of a trustee. **Pages 32-33, ¶40** – Provisions of Interim Order binding upon subsequent trustees.
(18) Provisions containing a release, waiver, or limitation on any claim or other cause of action belonging to the estate or the trustee, including any modification of the statute of limitations or other deadline to commence an action.	**Pages 31-32, ¶39** – General release of Lender. **Page 26, ¶30 –** Funds cannot be used with respect to claims being brought against Lender.
(19) Provisions containing the indemnification of any entity.	Not applicable.
(20) Provisions containing a release, waiver, or limitation of any right under 11 U.S.C. § 506(c).	**Page 32, ¶39** – Waiver of claims under 506(c).
(21) Provisions granting a lien on any claim or cause of action arising under 11 U.S.C. §§ 544, 545, 547, 548, 549, 553(b), 723(a), or 724(a).	**Page 18, ¶ 19** – Lender's Collateral includes Chapter 5 causes of action and the proceeds thereof.
(22) Provisions providing for a waiver or modification of the applicability of nonbankruptcy law.	**Page 14, ¶ 9** – No requirement filing of financing statements to perfect liens on Collateral. **Page 33, ¶42** – Waiver of the equitable doctrine of marshalling.
(23) Provisions to remain in effect if interim relief granted, but final relief denied.	**Page 29, ¶35** – Lender shall be entitled to all rights, privileges and benefits of the Interim Order with respect to the use of Cash Collateral and post-petition financing incurred by the Debtors pursuant to the Interim Order prior to the stay, modification, reversal or vacation of the same.
(24) Post-Petition Financing Fee	**Page 28, ¶32** - $100,000

PROCEDURAL SUMMARY

7. Debtors commenced the captioned cases by filing separate voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code ("Bankruptcy Code") on February 7 and 8, 2009 (the "Filing Dates").

8. Debtors continue to manage their property as debtors-in-possession pursuant to Bankruptcy Code §§ 1107 and 1108.

9. No trustee or examiner has been appointed, and no official committee of creditors or equity interest holders has yet been established.

10. This Court has jurisdiction over the Motion pursuant to 28 U.S.C. § 1334 as a core matter pursuant to 28 U.S.C. §157. Venue of this case and Motion in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

DEBTORS' EFFORTS TO OBTAIN POST-PETITION CREDIT

11. Given the Debtors' current financial condition, financing arrangements and capital structure, the Debtors cannot obtain unsecured credit allowable under Bankruptcy Code § 503(b)(1) as an administrative expense. Debtors made unsuccessful efforts to obtain financing from certain suppliers prior to filing these Chapter 11 cases. Financing on a post-petition basis is not otherwise available without the Debtors (i) granting, pursuant to Bankruptcy Code § 364(c)(l), claims having priority over any and all administrative expenses of the kinds specified in Bankruptcy Code §§ 503(b) and 507(b), other than as described below in respect of the Carve-Out (as defined below), (ii) securing, pursuant to Bankruptcy Code §§ 364(c) and (d), such indebtedness and obligations with security interests in and liens on all of the Borrowers' personal property, real property and the Pre-Petition Collateral as described below, and (iii) providing for adequate protection of the Lender's interests as described below.

12. Debtors have continued in the operation of their businesses since the Petition Date. Any interruption of cash flow, even on a temporary basis, would severely and irreparably harm their operations. Debtors must have financing to continue to purchase inventory, and to pay employee, rent and utility expenses. Due to the lack of favorable credit terms from vendors in the last few

months, Debtors' cash position is such that, without the availability of immediate additional capital, Debtors cannot meet operating expenses and replenish inventory. Termination of Debtors' operations would jeopardize the potential for a sale, injure all of Debtors' creditors, both unsecured and secured, and could cost over 250 employees their jobs.

RELIEF REQUESTED

13. By this Motion, Debtors seek, *inter alia*, pursuant to Bankruptcy Code §§ 105, 361, 362(a), 363(c), 364(c)(l), 364(c)(2), 364(c)(3) and 364(d)(l), and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure, the following:

(a) Approval and Entry of the Stipulation and Interim Order (I) Authorizing Secured Post-Petition Financing on a Superpriority Basis Pursuant to 11 U.S.C. 364, (II) Authorizing Use of Cash Collateral Pursuant to 11 U.S.C. §§363 and 364, (III) Granting Adequate Protection Pursuant to 11 U.S.C. §§363 and 364, and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(C) (the "Interim Order") a copy of which is attached hereto as Exhibit A;

(b) Authority for Debtors to use Cash Collateral of the Lender in accordance with the terms and conditions set forth in the Interim Order and pursuant to any final order entered in conjunction therewith;

(c) Authority to obtain secured post-petition financing from Lender, up to an aggregate principal amount not to exceed $3,300,000 plus an amount to be determined for the Conoco Reserve, secured by automatically perfected first-priority security interests in all of the Borrowers presently owned and after-acquired personal property and Pre-Petition Collateral pursuant to Bankruptcy Code §364(c) and (d) on the terms contained in the Interim Order;

(d) Granting of adequate protection to Lender of its interest in the Pre-Petition Collateral, pursuant to Bankruptcy Code §§ 361, 363(e) and 364(d) and granting Lender super-priority status pursuant to Bankruptcy Code § 364(c)(l), other than in respect to the Carve-Out, as provided in the Interim Order;

(e) Scheduling a subsequent hearing for final approval of the terms of the Stipulation;

(f) Such other and further relief as the Court deems just and proper.

Dated: February 9, 2009.

Respectfully submitted,

SPENCER FANE BRITT & BROWNE LLP

/s/ Scott J. Goldstein

Scott J. Goldstein MO #28698
Lisa A. Epps MO #48544
sgoldstein@spencerfane.com
lepps@spencerfane.com
1000 Walnut, Suite 1400
Kansas City, MO 64106
(816) 474-8100
(816) 474-3216– Fax

ATTORNEYS FOR DEBTORS AND
DEBTORS IN POSSESSION

SUMMARY OF EXHIBITS

The following exhibit in reference to the Emergency Motion to Approve Stipulation and Interim Order (I) Authorizing Secured Post-Petition Financing on a Superpriority Basis Pursuant to 11 U.S.C. §364, (II) Authorizing Use of Cash Collateral Pursuant to 11 U.S.C. §§363 and 364, (III) Granting Adequate Protection Pursuant to 11 U.S.C. §§363 and 364, and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(C) is available upon request:

Exhibit A: Stipulation and Interim Order (I) Authorizing Secured Post-Petition Financing on a Superpriority Basis Pursuant to 11 U.S.C. §364, (II) Authorizing Use of Cash Collateral Pursuant to 11 U.S.C. §§363 and 364, (III) Granting Adequate Protection Pursuant to 11 U.S.C. §§363 and 364, and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(C)

Exhibit A – DIP Advance Note

Exhibit B – Budget

Respectfully submitted,

SPENCER FANE BRITT & BROWNE LLP

/s/ Scott J. Goldstein

Scott J. Goldstein MO #28698
Lisa A. Epps MO #48544
Eric L. Johnson MO #53131
Adam M. LaBoda MO #57139
sgoldstein@spencerfane.com
lepps@spencerfane.com
ejohnson@spencerfane.com
alaboda@spencerfane.com
1000 Walnut, Suite 1400
Kansas City, MO 64106
(816) 474-8100
(816) 474-3216– Fax

ATTORNEYS FOR DEBTORS AND
DEBTORS IN POSSESSION